PLAN OF MERGER

THIS PLAN OF MERGER (this “Plan”), dated as of February 19, 2010, is entered into by and among PERMIAN LEGEND PETROLEUM INC., a Texas corporation (“Permian”) and PERTEX ACQUISITION, INC. a Texas corporation (“Merger Sub”).

WHEREAS, the sole shareholder of Merger Sub, Baron Energy, Inc., a Nevada corporation (“Parent”), the board of directors (the “Board”) of Merger Sub and the Board of Permian have, pursuant to the laws of their respective states of organization, declared that this Plan is advisable, fair and in the best interests of their respective shareholders, and have approved this Plan and the consummation of the transactions contemplated hereby, including the merger of Permian with and into Merger Sub in exchange for shares of common stock of Parent (“Parent Common Stock”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1 Merger. On the terms and subject to the conditions set forth in this Plan, at the Effective Time (as defined below), in accordance with the provisions of the Texas Business Organizations Code (the “Texas Act”), Permian shall be merged with and into Merger Sub. Merger Sub shall continue as the surviving entity (the “Surviving Entity”) and the separate existence of Permian shall cease (the “Merger”).

1.2 Effective Time. Prior to the Effective Time, Permian and Merger Sub shall prepare, and, on the closing date of the Merger, Permian shall file with the Secretary of the State of the State of Texas (the “Texas SOS”) a Certificate of Merger (the “Certificate of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the Texas Act and shall make all other filings or recordings required under the Texas Act to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is filed with the Texas SOS on the closing date of the Merger, or such other time and/or latest date specified in the Certificate of Merger (the “Effective Time”).

1.3 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Plan and the applicable provisions of the Texas Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers, franchises, obligations and liabilities of each of Permian and Merger Sub shall vest in the Surviving Entity.

1.4 Certificate of Formation and Bylaws of the Surviving Entity.

(a) Certificate of Formation. As of the Effective Time, by virtue of the Merger and without any action on the part of Permian or Merger Sub, the Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with the Texas Act.

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Permian or Merger Sub, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with the Texas Act and the Certificate of Formation of the Surviving Entity.

1.5 Directors and Officers of the Surviving Entity. The initial director and officer of the Surviving Entity shall be Ronnie L. Steinocher, until his successor is duly elected or appointed and qualified.

ARTICLE II
MANNER OF CONVERTING SECURITIES

2.1 Conversion of Shares in the Merger. Subject to the provisions of this Article II, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Permian, or any of the shareholders of any of the foregoing, the outstanding shares of Permian and Merger Sub shall be converted as follows:

(a) Permian Shares. Each share of common stock of Permian issued and outstanding immediately prior to the Effective Time (“Permian Common Stock”) shall cease to be outstanding and shall be converted into, exchanged for, and represent the right to receive: 7,596.416049864 validly issued, fully paid, and nonassessable shares of Parent Common Stock.

(b) Merger Sub Shares. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into, exchanged for, and represent the right to receive one (1) validly issued, fully paid, and nonassessable share of the common stock, par value $.001 per share, of the Surviving Entity.

(c) Parent Common Stock. Each share of Parent Common Stock owned by the Permian or its officers or directors shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.2 Surrender and Exchange of Permian Common Stock. At the Effective Time, the books of Permian shall be closed. As soon as practicable after the Effective Time, Parent or its transfer agent shall deliver to record holder of Permian Common Stock, or its designee, a certificate(s) (or evidence of shares in book-entry form) registered in the name of such shareholder or designee representing the number of shares of Parent Common Stock to which such person is entitled under this Article II.

2.3 No Further Ownership Rights in Permian Common Stock. All shares of Parent Common Stock issued in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Permian Common Stock, and upon such issuance, such shares of Parent Common Stock shall have been duly authorized, validly issued and fully paid and nonassessable. As of the Effective Time, all Permian Common Stock shall no longer be outstanding and shall automatically be canceled and shall be deemed at and after the Effective Time to represent only the right to receive the consideration specified in this Article II, as applicable, for the person who is the holder thereof, or their designee. From and after the Effective Time, the holders of Permian Common Stock cease to have any rights with respect to such interests, except as otherwise provided for herein or by applicable law.

2.4 No Fractional Shares for Parent Common Stock. No fraction of a share of Parent Common Stock (or evidence of such shares in book-entry form) shall be issued upon the exchange of a share of Permian Common Stock pursuant to this Article II, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of a share of Permian Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have their fraction of a share rounded up or down as determined by the Board of Permian in its sole discretion.

ARTICLE III
MISCELLANEOUS

3.1 Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed “.pdf” data file copy of an original written signature shall be deemed to have the same effect as an original written signature.

3.2 Governing Law. This Plan shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Texas, without reference to its choice of law rules.

3.3 Termination. This Plan may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time if the Board determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Merger Sub and its shareholders. In the event of the termination and abandonment of this Plan, this Plan shall become null and void and have no effect, without any liability on the part of either Permian, Merger Sub or Parent, or any of their respective partners, shareholders, directors or officers.

IN WITNESS THEREOF, this Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

PERMIAN LEGEND PETROLEUM INC., a Texas corporation By: /s/ Ronnie L. Steinocher

Ronnie L. Steinocher, President
PERTEX ACQUISITION, INC., a Texas corporation By: /s/ Michael Maguire—

Michael Maguire, President